Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Radisys Corporation:

We consent to the use of our reports dated March 6, 2009, with respect to the consolidated balance sheets of Radisys Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

/s/    KPMG LLP

Portland, Oregon

September 30, 2009